UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2017

SOLARIS OILFIELD INFRASTRUCTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38090	81-5223109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9811 Katy Freeway, Suite 900 Houston, Texas 77024 (Address of principal executive offices) (Zip Code) (281) 501-3070
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 9, 2017, Solaris Oilfield Infrastructure, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Selling Stockholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the offer and sale of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of an aggregate of 7,000,000 shares of Class A Common Stock, including 3,000,000 shares of Class A Common Stock to be issued and sold by the Company and an aggregate of 4,000,000 shares of Class A Common Stock to be sold by the Selling Stockholders, each at a price to the public of $15.75 per share ($15.04125 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Selling Stockholders granted the Underwriters a 30-day option to purchase up to an aggregate of 1,050,000 additional shares of Class A Common Stock (the “Option”). On November 13, 2017, the Underwriters exercised the Option in full. The material terms of the Offering are described in the prospectus, dated November 9, 2017 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 13, 2017, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333- 221389), initially filed by the Company on November 7, 2017 (the “Registration Statement”).

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on November 14, 2017, and the Company received proceeds from the Offering of approximately $44.5 million (net of underwriting discounts, commissions and estimated offering expenses payable by the Company). As described in the Prospectus, the Company intends to contribute all of the net proceeds of the Offering to Solaris Oilfield Infrastructure, LLC (“Solaris LLC”) in exchange for a number of units in Solaris LLC equal to the number of shares of Class A Common Stock issued by the Company in the Offering. Solaris LLC will use the net proceeds of the Offering received by the Company for general corporate purposes, including to fund the Company’s 2017 capital program. The Company did not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and for its affiliates in the ordinary course of business for which they have received and would receive customary compensation.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
1.1

Underwriting Agreement, dated as of November 9, 2017, by and among Solaris Oilfield Infrastructure, Inc., the Selling Stockholders named therein and Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2017

SOLARIS OILFIELD INFRASTRUCTURE, INC.

By:	/s/ Kyle S. Ramachandran
Name:	Kyle S. Ramachandran
Title:	Chief Financial Officer

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